KPMG Peat Marwick LLP


Suite 2800
Two First Union Center
Charlotte, NC 28282-8290



                        Independent Accountants' Report



The Board of Directors
First Union National Bank of North Carolina:



We have examined management's assertion about First Union National Bank of North Carolina Master Servicing Division's (the Company) compliance with the minimum servicing standards identified in the Mortgage Bankers Association of America's UNIFORM SINGLE ATTESTATION PROGRAM FOR MORTGAGE BANKERS (the USAP) as of and for the year ended December 31, 1996 included in the accompanying management assertion. In as much as the Company does not service the loans underlying the master servicing directly, our procedures relative to minimum servicing standards I.4., II.1, II.2., II.3., II.4., III.2., III.3., III.4., III.6., V.1.,
V.2., V.3., V.4., and VI.1. of the USAP, involved obtaining and reading the most recently available reports from the primary servicers' independent auditors. Our opinion as expressed herein, insofar as it relates to such minimum servicing standards performed by such primary servicers, is based solely upon the reports of the respective independent auditors. Management is responsible for the Company's compliance with those minimum servicing standards. Our responsibility is to express an opinion on management's assertion about the Company's compliance based on our examination.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Company's compliance with the minimum servicing standards and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with the minimum servicing standards.



In our opinion, management's assertion that, except for noncompliance by the Company relating to custodial bank account reconciliations and various noncompliance with minimum servicing standards by certain of it's primary servicers noted from reading other independent auditors' reports, the Company complied with the aforementioned minimum servicing standards as of and for the year ended December 31, 1996, is fairly stated, in all material respects.



                                                        /s/KPMG Peat Marwick LLP


April 28, 1997



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          KPMG International